UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 23, 2007
NUVASIVE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50744	33-0768598

(State or Other Jurisdiction of	(Commission File	(I.R.S. Employer Identification
Incorporation)	Number)	Number)
4545 Towne Centre Court, San Diego, California 92121
(Address of principal executive offices, with zip code)
(858) 909-1800
(Registrant’s telephone number, including area code)
n/a
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
Item 2.01. Completion of Acquisition or Disposition of Assets.
Item 3.02. Unregistered Sale of Equity Securities.
On January 23, 2007, NuVasive, Inc. (“NuVasive”) and Radius Medical, LLC (“Radius”), along with certain members and managers of Radius, entered into an Asset Purchase Agreement (the “Purchase Agreement”) providing for the acquisition by NuVasive of substantially all of Radius’ right, title and interest in and to the assets used by Radius in connection with the design, development, marketing and distribution of collagen-based medical biomaterials, together with the intellectual property rights, contractual rights, inventories, and certain liabilities related thereto (collectively, the “Radius Business”).
The closing of the acquisition was completed on the same date as the Purchase Agreement. As a result of the acquisition, the Radius Business will be included in the consolidated financial results of NuVasive for periods from and subsequent to January 23, 2007.
Pursuant to the Purchase Agreement, Radius received $5,800,000 in cash (less a working capital adjustment of approximately $113,000) and 451,677 unregistered shares of NuVasive common stock (the “Shares”) at the closing. The Shares were issued to Radius in reliance on the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D promulgated under the Securities Act. NuVasive also funded at closing $2,000,000 in cash into an escrow account, which will be maintained by a third party escrow agent and will secure the indemnification obligations of Radius and its members under the Purchase Agreement for eighteen (18) months following the closing. At the end of this eighteen month period, the funds held in escrow that are not subject to pending indemnification claims will be disbursed to Radius.
Pursuant to the Purchase Agreement, NuVasive has an obligation to register the Shares for resale. In addition, the parties have agreed that (a) Radius shall pay to NuVasive in cash the amount by which the trading value of the Shares (as determined using the average closing sale price of NuVasive common stock for the ten consecutive trading day period ending three business days prior to the date of effectiveness of the registration statement) exceeds $10,200,000, and (b) NuVasive shall pay to Radius in cash the amount by which the trading value of the Shares (as determined in the manner described above) is less than $10,200,000.
As part of the acquisition, NuVasive also acquired, as of January 23, 2007, all of Radius’ right, title and interest in and to that certain Supply Agreement dated November 4, 2004, by and between Maxigen Biotech, Inc. (“MBI”) and Radius, as amended to date (the “MBI Supply Agreement”). Under the MBI Supply Agreement and following NuVasive’s succession to Radius’ interest therein, MBI has agreed to exclusively sell to NuVasive (and NuVasive has agreed to exclusively purchase from MBI) such quantities as NuVasive may order of all current and future products manufactured by MBI for use as synthetic bone graft substitutes consisting of certain collagens or ceramics, for distribution in North America, EU countries, South America and Central America countries, Australia, New Zealand and their respective territories (with additional territories on a non-exclusive basis). NuVasive will be required to purchase certain minimum quantities of product from MBI per calendar year. MBI has also granted to NuVasive an exclusive, perpetual, royalty-free license to use all such MBI products, and all related proprietary rights and proprietary information relating thereto, including without limitation, rights to conduct research and development, develop modifications, improvements or additional products and to use and sell such improvements and additional products. Radius was required to pay MBI a one-time license fee in consideration for the above described license, which obligation NuVasive has not assumed in the acquisition described above.
The description of the acquisition by NuVasive set forth above and elsewhere in this report is qualified in its entirety by reference to the Purchase Agreement filed with this current report as Exhibit 2.1.

Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description
2.1	Asset Purchase Agreement, dated as of January 23, 2007, by and among NuVasive, Inc., Radius Medical, LLC, Biologic, LLC, Antone Family Partners, Russell Cook and Duraid Antone.
99.1	Press Release issued by NuVasive, Inc. dated January 25, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVASIVE, INC.
Date: January 25, 2007	By:	/s/ Alexis V. Lukianov
Alexis V. Lukianov
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Asset Purchase Agreement, dated as of January 23, 2007, by and among NuVasive, Inc., Radius Medical, LLC, Biologic, LLC, Antone Family Partners, Russell Cook and Duraid Antone.
99.1	Press Release issued by NuVasive, Inc. dated January 25, 2007.